Exhibit 99.1

Press Release

For Further Information Contact:

INVESTORS Matt Schroeder (717) 214-8867	MEDIA Susan Henderson (717) 730-7766

or investor@riteaid.com

RITE AID ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION

CAMP HILL, PA (May 3, 2012) — Rite Aid Corporation (NYSE: RAD) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its outstanding $405.0 million aggregate principal amount of 9.375% Senior Notes due 2015 (the “Notes”).

As part of the Tender Offer, Rite Aid is soliciting consents (the “Consent Solicitation”) from the holders of the Notes for certain proposed amendments that would eliminate or modify certain covenants and events of default and other provisions contained in the indenture governing the Notes. Holders who tender their Notes will be deemed to consent to all of the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the Tender Offer. The Tender Offer and Consent Solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated May 3, 2012 (the “Offer to Purchase”), and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the Tender Offer and Consent Solicitation.

The Tender Offer will expire at midnight, Eastern Time, on May 31, 2012, unless the Tender Offer is extended or earlier terminated (the “Expiration Date”).  Under the terms of the Tender Offer, holders of the Notes who validly tender and do not withdraw their Notes prior to midnight, Eastern Time, on May 14, 2012 (as such time and date may be extended, the “Consent Payment Deadline”) and whose Notes are accepted for purchase, will receive the “Total Consideration,” which is equal to (i) $998.75 per $1,000.00 in principal amount of Notes validly tendered (the “Tender Offer Consideration”) plus (ii) a consent payment of $30.00 per $1,000.00 in principal amount of the Notes validly tendered (the “Consent Payment”).  Holders of Notes who validly tender their Notes after the Consent Payment Date but on or before the Expiration Date, and whose Notes are accepted for purchase, will receive only the Tender Offer Consideration.

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration (1)	Consent Payment (1)	Total Consideration (1)(2)
9.375% Senior Notes due 2015	767754BQ6	$405,000,000	$998.75	$30.00	$1,028.75

(1)          Per $1,000.00 principal amount of Notes validly tendered and accepted for purchase.

(2)          Inclusive of Consent Payment.

Rite Aid reserves the right but is under no obligation, at any point following the Consent Payment Deadline and before the Expiration Date, to accept for purchase any Notes validly tendered and not subsequently withdrawn at or prior to the Consent Payment Deadline (the “Early Settlement Date”). The Early Settlement Date will be determined at Rite Aid’s option and is currently expected to occur on the first business day following the Consent Payment Deadline, subject to all conditions to the Tender Offer having been satisfied or waived by Rite Aid. In addition to the Total Consideration or the Tender Offer Consideration, holders whose Notes are accepted in the Tender Offer will receive accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the applicable settlement date.  The final settlement date is expected to occur on the first business day following the Expiration Date, subject to all conditions to the Tender Offer having been satisfied or waived by Rite Aid.

Rite Aid intends to call for redemption any 9.375% senior notes due 2015 not tendered in the Tender Offer and Consent Solicitation.   Rite Aid may issue a notice of redemption at any time following the Consent Payment Deadline.

The Tender Offer and Consent Solicitation are contingent upon the satisfaction of certain conditions, including the condition that Rite Aid has completed one or more financing transactions on terms reasonably satisfactory to Rite Aid resulting in net proceeds to Rite Aid that are, together with available cash, sufficient to pay the Total Consideration, plus the applicable interest payment described above, in respect of all the Notes.  If any of the conditions are not satisfied, Rite Aid is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the Tender Offer and Consent Solicitation.  Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in the Offer to Purchase.  Rite Aid’s results of operations, including its net loss and loss per share, and guidance will likely be impacted by fees, expenses and charges related to the Tender Offer and Consent Solicitation and the financing transactions described above.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the Tender Offer and Consent Solicitation may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 804-2200 or (212) 430-3774 (banks and brokers).  Citigroup will act as Dealer Manager for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect).

Rite Aid Corporation is one of the nation’s leading drugstore chains with approximately 4,700 stores in 31 states and the District of Columbia and fiscal 2012 annual revenues of $26.1 billion.

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words

such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements, general economic, market and competitive conditions, our ability to improve the operating performance of our stores in accordance with our long term strategy, the efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters and changes in legislation or regulations, including healthcare reform. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

###